POLICY NAME:       Charter of the Investment Committee of the Board of Directors
BOARD APPROVED:   September 6, 2024
LAST REVIEWED:                August 12, 2024
LAST REVISION:     August 12, 2024
OWNER:        Chief Investment Officer

I. Investment Committee Purpose

The purpose of the Investment Committee (the “Committee”) of the Board of Directors (the “Board”) of UTG, Inc. (the “Company”) shall be to oversee the Company’s investment transactions, management, policies and guidelines, including review of investment manager selection, establishment of investment benchmarks, review of investment performance and oversight of investment risk management exposure policies and guidelines.

II. Investment Committee Composition

The Committee shall be comprised of three or more directors.  The members of the Committee shall be determined at the first meeting of the Board to be held following the annual general meeting of shareholders or as soon thereafter as practicable.  Vacancies on the Committee shall be filled by like vote of the Board at the next meeting of the Board following the occurrence of the vacancy or as soon thereafter as practicable.  A member may be removed from the Committee at any time, with or without cause, by the Board.

The Committee may form, and delegate its authority to subcommittees as it deems appropriate.  The Committee also may delegate investment functions to the Company’s investment personnel and to external managers, as it deems appropriate.  The Board may appoint the Committee’s Chairperson, but if the Board has not appointed a Chairperson, the Committee shall elect a Chairperson from among its members.

III. Investment Committee Meetings

The Committee shall establish a regular meeting schedule, which shall be a least two times annually or more frequently as circumstances require.  The Chairperson of the Committee or a majority of the members of the Committee may also call a special meeting of the Committee.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.  All actions of the Committee will require the vote of a majority of its members present at the meeting of the Committee at which a quorum is present.  The Committee shall maintain minutes of its meetings and shall regularly report on its actions to the Board.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to the subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

The Committee shall have access to any of the books and records of the Company that the Committee shall consider relevant to carrying out its duties and may require any officer or employee of the Company to attend meetings of the Committee and provide to it any information available to the Company relevant to the Committee’s activities, except as the Board may otherwise direct.

IV. Investment Committee Responsibilities and Duties

The Committee shall have the following responsibilities:

•	Establish and periodically review the Company’s investment policies and guidelines.

•	Undertake periodic review and amendment to the Investment Committee Charter.

•	Oversee and periodically review the performance of the Company’s investments, including the impact on such performance of the Company’s investment policies and guidelines.

•
Periodically review the structure, approach and effectiveness of the Company’s investment function, including the performance of, and allocation of responsibilities between, Company personnel and third-party advisers.

•	Select the Company’s money managers and investment advisers, monitor their performance and, when appropriate, terminate their engagement.

•	Authorize investments, either on an ad hoc basis or as standing authorities, and ratifying investments made pursuant to delegated authorities.

•	Monitor on an ongoing basis the performance of the Company’s investment advisers and retain and terminate such advisers as it deems appropriate.

V. Outside Advisors

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other advisers as it deems necessary for the proper performance of its responsibilities.  The Company’s Chief Investment Officer, with the approval of the Chief Executive Officer, and the Committee shall each have the authority to retain or terminate any consultant or adviser retained at the direction of the Committee or the Company’s Chief Investment Officer to assist the Committee in carrying out its responsibilities, including authority to approve the fees or other compensation, and other retention terms, of such consultant or adviser, such fees or other compensation to be borne by the Company.